UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2009

GYRODYNE COMPANY OF AMERICA, INC.

 (Exact name of Registrant as Specified in its Charter)

New York (State or other jurisdiction of incorporation)	000-01684 (Commission File Number)	11-1688021 (I.R.S. Employer Identification No.)

1 FLOWERFIELD, SUITE 24
ST. JAMES, NEW YORK 11780

(Address of principal executive
offices) (Zip Code)

(631) 584-5400

Registrant's telephone number,
including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement.

Following the successful reinvestment in a tax efficient manner of the $26.3 million advance payment made by the State of New York for property taken by the power of eminent domain, the Board of Directors and management of Gyrodyne Company of America, Inc. (the “Company”) have determined that it is in the best interests of the Company to discontinue the automatic daily extensions of the three-year term of the Company’s employment agreements with each of Stephen V. Maroney, President, Chief Executive Officer, Chief Financial Officer and Treasurer of the Company, and Peter Pitsiokos, Chief Operating Officer, Secretary and Chief Compliance Officer of the Company (the “Employment Agreements”).

Under the Employment Agreements, both the Company and the executives have the right to discontinue such automatic daily extensions of the three-year term by delivering notice to that effect.  Accordingly, on June 12, 2009, the Company and Messrs. Maroney and Pitsiokos mutually agreed to terminate the automatic extension provisions of the Employment Agreements.   As a result, the term of the Employment Agreements shall end on June 12, 2012.   All other terms and provisions of the Employment Agreements shall remain in effect for the three-year balance of the term.  Other than the status of Messrs. Maroney and Pitsiokos as executive officers and shareholders of the Company, there is no material relationship between the Company and the executive officers.

The decision to discontinue the automatic daily extensions of the Employment Agreements’ three-year terms is consistent with the Company’s strategic plan to position the Company over the next three years for a liquidity event that will maximize shareholder value by managing during such period of time the Company’s existing rental properties, the redevelopment of the Company’s remaining 68 acres in Flowerfield and the condemnation lawsuit against the State of New York for just compensation.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GYRODYNE COMPANY OF AMERICA, INC.

By:	/s/ Stephen V. Maroney
Stephen V. Maroney President, Chief Executive Officer and Treasurer

Date: June 16, 2009

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